Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

The Stockholders and Board of Directors of
The Gillette Company

We consent to incorporation by reference herein of our report dated February 12, 2001 relating to the consolidated balance sheets of The Gillette Company and subsidiary companies as of December 31, 2000 and 1999, and the related consolidated statements of income, cash flows and stockholders´ equity for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of The Gillette Company.

                KPMG LLP

Boston, Massachusetts
June 25, 2001